EXHIBIT 99.1

Lode-Star Mining Inc. Grants Stock Options to Key Personnel

Cypress, Texas (Feb. 15, 2017) –Lode-Star Mining Inc. (OTCQB:LSMG) is pleased to announce that it has granted an aggregate of 7,400,000 non-qualified stock options (NQSOs) to key corporate officers working on the development of the Company and who have not received any compensation for years of service. The purpose of the grants is to incentivize key persons to stay with the Company over the coming years.

Each option is exercisable into one share of the Company’s common stock at a price of US$0.06 per share, equal to the closing price of the common stock on February 14, 2017, for a term of five (5) years. The NQSOs were granted pursuant to the Company’s 2016 Omnibus Equity Incentive Plan and vest over the course of 18 months, with ¼ vesting immediately and the remainder vesting in equal installments every six (6) months thereafter.

In addition, the Company is pleased to announce that, concurrent with the foregoing option grants, it granted an additional 2,100,000 NQSOs on identical terms to three outside consultants in order to incentivize those consultants to continue providing services to the Company.

About Lode-Star Mining Inc.
Lode-Star Mining Inc. (LSMG), is a U.S. based junior-tier mining company focused on the exploration, development, and production of North American mineral assets.

LSMG is the operator of the Goldfield Bonanza property, acquired under an option for development on December 11, 2014 from Lode-Star Gold, Inc., a private Nevada corporation. The property is located in the historic gold producing district of Goldfield, NV, which at one time was Nevada's largest gold producing district. Historic production from the district totaled better than 4 million ounces of gold.
Contacts for Lode-Star Mining Inc.
Pam Walters
Lode-Star Mining Inc. investor relations
phone : (281) 256-7101
e-mail : info@lode-starmining.com
website: www.lode-starmining.com
Forward Looking Statements
This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause LSMG's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Forward-looking statements reflect LSMG's current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Except as required by law, LSMG assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.